UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2020
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Soliton, Inc.
(Exact name of registrant as specified in its charter)
___________________________

Delaware	001-38815	36-4729076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5304 Ashbrook Drive
Houston, Texas 77081
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (844) 705-4866

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                          ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SOLY	The NASDAQ Stock Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2020, the Board of Directors of Soliton, Inc. (the “Company”) appointed Brad Hauser as President and Chief Executive Officer, effective on November 2, 2020.

Mr. Hauser, age 43, has been a member of the Company's Board of Directors since June 15, 2018. Mr. Hauser served as the Vice President, R&D and General Manager for CoolSculpting at Allergan Aesthetics, an AbbVie Company, since ZELTIQ Aesthetics, Inc. was acquired by Allergan in April 2017 until October 30, 2020. Previously, he served as the Senior Vice President of Research and Development at ZELTIQ Aesthetics, Inc. from January 2017 to April 2017 and as its Vice President of Research and Development from July 2015 to January 2017. Mr. Hauser joined ZELTIQ in December 2013 as Vice President of Product and Clinical Strategy. Prior to joining ZELTIQ, he held multiple roles in the aesthetic industry, including Executive Vice President of Commercial Operations for Cutera, Director of Research and Development at Medicis and Managing Director of Product and Clinical Marketing at Solta Medical. Mr. Hauser received his Bachelor of Arts in Human Biology from Stanford University.

On October 30, 2020, the Company entered into an employment agreement with Brad Hauser to serve as the Company's President and Chief Executive Officer effective on November 2, 2020. Pursuant to the employment agreement, Mr. Hauser will be paid an annual base salary of $475,000 and have a cash bonus potential of 65% of his base salary to be determined at the sole discretion of the Company's compensation committee. Pursuant to the employment agreement, Mr. Hauser was granted a restricted stock unit award for 200,000 shares of the Company's common stock, under the Company's 2018 Stock Plan, with 4-year annual vesting. Mr. Hauser was also granted a stock option to purchase 350,000 shares of Company common stock at an exercise price per share equal to the closing price per share of the Company’s common stock on the appointment date on October 30, 2020, under the Company's 2018 Stock Plan, with a 4-year annual vesting. Pursuant to the employment agreement, if Mr. Hauser is terminated at the Company's election without “cause” (as defined in the employment agreement), or by Mr. Hauser for “good reason” (as defined in the employment agreement), Mr. Hauser is entitled to receive severance payments equal to twelve months base salary and the amount of the targeted annual bonus for the compensation year in which such termination occurs; provided that if the termination occurs during a covered period the severance amount will increase to eighteen months base salary and 150% of the amount of the the targeted annual bonus for the compensation year in which such termination occurs and all equity awards held by Mr. Hauser prior to the termination will accelerate and become vested. A “covered period” is defined as the period commencing three months prior to a change in control and ending twelve months following a change in control.

In connection with Mr. Hauser's appointment as President and Chief Executive Officer, the Board determined that Mr. Hauser was no longer an independent director and Mr. Hauser resigned from the Board's audit committee, compensation committee and nominating and governance committee.

On November 2, 2020, Dr. Chris Capelli transitioned to the position of Chief Science Officer and the Board appointed him as Vice Chairman of the Board. In connection with Dr. Capelli's transition, on October 30, 2020, the Company entered into an amendment to Dr. Capelli's amended and restated employment agreement.

The foregoing descriptions of the material terms of Mr. Hauser's employment agreement and Dr. Capelli's amendment to his amended and restated employment agreement are not complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit

10.1	Employment Agreement between Soliton, Inc. and Brad Hauser dated October 30, 2020.
10.2	Amendment to Amended and Restated Employment Agreement between Soliton, Inc. and Christoper Capelli dated October 30, 2020.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLITON, INC.

By:	/s/ Lori Bisson
Lori Bisson
Executive Vice-President,
Chief Financial Officer

Dated: November 2, 2020